As filed with the Securities and Exchange Commission on October 31, 2007

Registration No. 33-59161

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RYERSON INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3425828
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2621 West 15th Place

Chicago, Illinois 60608

(773) 762-2121

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Terence R. Rogers

Chief Financial Officer

2621 West 15th Place

Chicago, Illinois 60608

(773) 762-2121

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

James W. Loss

Bingham McCutchen LLP

600 Anton Boulevard

18th Floor

Costa Mesa, California 92626

(714) 830-0626

Approximate date of commencement of proposed sale of the securities to the public:	Not applicable.	Deregistration of unsold securities.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.          ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☐

If this Form is a post-effective amendments to a registration statement filed pursuant to General Instruction I.D. filed to register securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

DEREGISTRATION OF SECURITIES

On May 8, 1995, Ryerson Inc., a Delaware corporation (the “Company”), filed a registration statement on Form S-3, Registration No. 33-59161 (the “Registration Statement”), with respect to the resale of 3,946,385 shares of Common Stock of the Company by the Selling Stockholder named therein.

On October 19, 2007 (the “Effective Date”), the Company consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 24, 2007, by and among Rhombus Holding Corporation (“Parent”), Rhombus Merger Corporation (“Sub”) and the Company. Pursuant to the terms of the Merger Agreement, Sub merged with and into the Company, with the Company continuing as the surviving corporation. In accordance with the Merger Agreement, on the Effective Date, each outstanding share of Common Stock and Series A $2.40 Cumulative Convertible Preferred Stock of the Company (other than treasury shares and shares held by shareholders who properly exercised appraisal rights under Delaware law) was automatically converted into the right to receive $34.50 in cash. As a result of such transactions, the Company is a privately-held, wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all the shares of the Company’s Common Stock, the sale of which was registered under the Registration Statement, that were not sold under the Registration Statement as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 29th day of October, 2007.

RYERSON INC.

By:	/S/ Terence R. Rogers
Name: Terence R. Rogers Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated below on October 29, 2007.

Signature	Title

/S/ Robert Archambault Robert Archambault	Chief Executive Officer (Principal Executive Officer)

/S/ Terence R. Rogers Terence R. Rogers	Chief Financial Officer (Principal Financial Officer)

/S/ Lily L. May Lily L. May	Vice President and Controller (Principal Accounting Officer)

** Tom Gores	Director

** Eva M. Kalawski	Director

** Robert J. Wentworth	Director

Jacob Kotzubei	Director

**By: /S/ Terence R. Rogers

Name: Terence R. Rogers Title: Attorney in fact

II-1

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

24.1	Power of Attorney